EXHIBIT 10.02

June 14, 2016

Mr. Scott Offer
8170 Doug Hill
San Diego, CA 92127

Dear Scott:

On behalf of Flex, I am delighted to offer you the position of Executive Vice President and General Counsel, working at our San Jose office, reporting to Mike McNamara, Chief Executive Officer. The specific details of the offer are as follows and subject to Flex BOD approval:

Cash Compensation:
The starting annual salary for this position is $550,000.00, which is equivalent to $22,916.67 semi-monthly. Paydays are on the 15th and last day of each month. You will also be eligible to participate in the Flex Executive Bonus Program. Your target annual bonus is 80% of your base salary (or $440,000), with an opportunity of a 2.5X multiplier for a total bonus opportunity of 200% of salary (or $1,100,000). Actual payout levels are dependent upon company performance and in accordance with the bonus plan for your organization. Payouts are based on both quarterly and annual objectives. Your bonus will be based 50% on quarterly results and 50% on annual results.

Sign-On Bonus:
Flex accepts the condition of your employment as a commuter employee from San Diego to San Jose, Monday through Friday, as the Executive Vice President and General Counsel working out of the San Jose Americas Center facility, and as such you agree with full disclosure and acceptance to the terms to incur all such expenses associated with commuter travel. This would include flight, car and hotel expenses as a non-resident employee.

As a consideration, a sign-on bonus has been provided as part of the employment package and factored into the offer.

We are pleased to offer you a contingent sign-on bonus of $625,000, less withholding and customary payroll deductions. This bonus will be paid to you in an upfront payment on your first regularly scheduled payroll date. In case you voluntary terminate the employment within 24 months we deserve the right to claw back a pro-rated portion of the sign-on bonus.

Equity Compensation:
Additionally, pending approval of the Compensation Committee of the Board of Directors, you will be granted a Share Bonus Award for 180,000 shares of Flex stock. The shares constituting the award shall be issued as a four-year pro-rata vesting, beginning on the date of the initial approval. In addition, we intend to grant you a 50,000 share bonus award with a 3 year cliff vesting, where the shares vest 100% at the end of 3 years. The Share Bonus Award shall be subject to the terms and conditions of the applicable plans and policies. You will be eligible to participate in our annual stock focal review. Annual stock awards are determined on a case-by-case basis in accordance with your individual performance and market benchmarks for your position.

6201 America Center Drive I San Jose, CA 95002 I USA I Main: +1 (408) 576-7000

Long Term Cash Incentive Plan:
Subject to Compensation Committee of the Board of Directors approval; you will be eligible to participate in the Flex Long Term Cash Incentive Plan (Deferred Compensation Plan) with potential annual company contributions of up to 30% of your base starting from June 2017. The Long Term Cash Incentive Plan annual contribution is subject to company performance. You will also have the opportunity to make additional elective contributions to the plan on a tax-deferred basis.

Other Benefits:
As a Flex Executive team member, you will be eligible to participate in our Tracking Free Attendance Program, and will be eligible for a suite of insurance coverage (see plan booklet) and 401k participation including elective deferrals and company matching effective the first of the month following your date of hire. Timely enrollment of specific benefit plans is critical. You must enroll by the first of the month following your date of hire; or you will default to no coverage and will not be able to make an election until the next annual “Open Enrollment.” Consult the plan booklet for more information. Also note that the Company reserves the right to modify wages and benefits from time to time at its discretion.

As a highly-compensated Flex employee, you will also be eligible to participate in the Non-Qualified Deferred Compensation Program.

Eligible dependents, if applicable, may be enrolled in the same health plans you elect for yourself however, Flex requires that proof of dependent eligibility (i.e. copy of marriage and/or birth certificate) be sent to the company’s third party administrator within 30 days of enrollment. We are communicating this requirement in advance so that you have the necessary time to collect requested documentation.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer of employment you are assuring us that you will be able to work for Flex within the guidelines just described. Moreover, you realize as an employee of the Company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the Company or third-parties doing business with the Company. As such, you will be required to sign, as a condition of employment, an Employee Proprietary Information and Inventions and Non-Solicitation of Employees and Customers Agreement.

You will be expected to abide by Company rules and regulations, contained in the Company’s Employee Handbook, which the Company will distribute to you and update from time to time and online on Flex’s Intranet.

Your employment with the Company is “at-will”. This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Flex is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Flex. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the Company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.

6201 America Center Drive I San Jose, CA 95002 I USA I Main: +1 (408) 576-7000

Your employment pursuant to this offer is contingent upon:

•
You completing Section 1 of the Form I-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States which you will need to bring with you on your first day of employment;

•	Your execution of the company’s Confidential Information and Inventions Agreement;

•	The satisfactory completion of your background investigation by the Company.

If you accept this offer, the terms described in this letter and the Confidential Information and Inventions Agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the Company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company.

This offer expires on June 17th, 2016. Your targeted state date is anticipated to be September 5th, 2016.

If you agree with all the terms and conditions set forth in this letter, please sign the offer acceptance agreement and return the entire letter to me. We look forward to your positive response and are very excited about your joining our Flex Team!

Sincerely,

/s/ Mike McNamara

Mike McNamara
Chief Executive Officer

EMPLOYMENT ACCEPTANCE

I, Scott Offer, understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ Scott Offer	6 . 14 . 16	9 . 5 . 16
SIGNATURE	TODAY'S DATE	START DATE

6201 America Center Drive I San Jose, CA 95002 I USA I Main: +1 (408) 576-7000